EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference of our report dated February 29, 2000, on our audits of the consolidated financial statements and our report dated February 29, 2000, on our audits of the financial statement schedule of Global Marine Inc. and subsidiaries, as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997, which reports are included in this Annual Report on Form 10-K, into (i) the prospectus constituting part of the Company's Registration Statements on Form S-8 (Registration Nos. 33-32088, 33-40961 and 33-63326), respectively, for the Global Marine Inc. 1989 Stock Option and Incentive Plan and the Global Marine 1998 Stock Option and Incentive Plan, (ii) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 333-80383) for the Global Marine 1998 Stock Option and Incentive Plan, (iii) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-40266) for the Global Marine Savings Incentive Plan, (iv) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-40961) for the Global Marine Inc. 1990 Non-Employee Director Stock Option Plan,
(v) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-57691) for the Global Marine Inc. 1994 Non-Employee Stock Option and Incentive Plan, and (vi) the combined prospectus constituting part of the Company's Registration Statement on Form S-3 (Registration Nos. 33-58577 and 333-49807) for the proposed offering of up to $500,000,000 of debt securities, preferred stock and/or common stock.



/s/ PricewaterhouseCoopers LLP


Houston, Texas
March 8, 2000